Exhibit 99.1 Pressrelease October 25, 2004

Autoliv Elects New Board Director

(Stockholm, Oct- 25, 2004) --- Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - today elected Lars Nyberg to its Board of Directors to fill a vacancy in the Board.

Mr. Nyberg is Chairman of NCR Corporation (NYSE:NCR), a leading global technology company based in Dayton, Ohio, that provides IT Relationship Technology solutions. Prior to becoming the non-executive Chairman in 2003, he was the Chief Executive Officer of NCR and responsible for the company's rapid financial recovery in 1996.

Lars Nyberg also serves as a Director on the Boards of Sandvik AB, a Swedish-based engineering company with world-leading positions in tools for metalworking and other selected areas, and of Snap-on Inc. (NYSE:SNA), a leading global manufacturer of tools and equipments for the automobile industry and other professional tool users. He is also Chairman of Micronics Laser Systems AB, a world-leading manufacturer of high-end laser pattern generators for the production of photomasks, listed on the Stockholm Stock Exchange.

Mr. Nyberg, who was born in Sweden in 1951, is a graduate in Business Administration from the University of Stockholm.

The Board of Directors has determined that Mr. Nyberg qualifies as an independent director under applicable rules and regulations.

Mr. Nyberg was also elected to the Audit Committee of the Autoliv Board.

Inquiries:
Lars Nyberg, Tel. +46 (0)768 71 78 17
Lars Westerberg, President & CEO, Tel. +46 (0)8-587 20 6200
For a high resolution picture of Mr. Nyberg, please contact: pernilla.eklund@autoliv.com

Autoliv Inc. develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures Autoliv has 80 facilities with 40,0000 employees in 30 vehicle-producing countries. In addition, the company has development and engineering centers in six countries around the world, including 20 test tracks, more than any other automotive safety supplier. Sales in 2003 amounted to US $5.3 billion. The Company's shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OM Stockholm Stock Exchange (SSE: ALIV).